UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
     Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of
earliest event reported):     December 23, 2002

                            Brown-Forman Corporation
             (Exact name of registrant as specified in its charter)

   Delaware                    1-123              61-0243150
(State or other            (Commission         (I.R.S. Employer
 jurisdiction of            File Number)       Identification No.)
 incorporation)

 850 Dixie Highway, Louisville, Kentucky           40210
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code (502) 585-1100

Item 5.

On December 23, 2002, Brown-Forman Corporation issued the press release attached hereto as Exhibit 99.


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       Brown-Forman Corporation
                                            (Registrant)


Date:   December 23, 2002                 By:  /s/ Michael B. Crutcher
                                                Michael B. Crutcher
                                                Senior Vice President,
                                                General Counsel, and Secretary



Exhibit Index
(99)  Press Release, dated December 23, 2002, issued by Brown-Forman Corporation


                                                                   Exhibit 99

FOR IMMEDIATE RELEASE

BROWN-FORMAN PURCHASES REMAINING STAKE IN TUACA LIQUEUR

Louisville, KY, December 20, 2002 - Brown-Forman Corporation and Distillerie Tuoni e Canepa, Italian owner and producer of Tuaca Liqueur, announced today that Brown-Forman will acquire an additional 55% interest in Tuoni e Canepa, increasing Brown-Forman's ownership to 100%. Brown-Forman has been distributing Tuaca in the U.S. since May 1999 and acquired its initial 45% stake in Tuoni and Canepa in December 2000. Tuoni e Canepa President Enrico Tuoni and Director Mariagrazia Tuoni Banti will continue to work for the company for a minimum of two years to assist Brown-Forman in the transition of the Tuaca brand. The acquisition is not expected to have a material impact on earnings per share for Brown-Forman in fiscal 2003 or fiscal 2004.

Enrico Tuoni, president of Tuoni e Canepa said: "We have worked successfully with Brown-Forman as our partner for many years. I believe that Brown-Forman will continue to build the heritage of our family through Tuaca."

William M. Street, president of Brown-Forman Corporation, added: "Tuaca has been a tremendous asset in our developing brands portfolio. We believe the taste profile and brand imagery are well received by consumers and the brand has significant untapped potential in the US and abroad."

Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware and Hartmann Luggage.

Distillerie Tuoni e Canepa Srl. is the producer of Tuaca and other fine Italian liqueurs.